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                                                                   EXHIBIT 99.1

          DONNA KARAN INTERNATIONAL SIGNS AGREEMENT TO MERGE WITH LVMH


NEW YORK, April 2 -- Donna Karan International Inc. (NYSE: DK) today announced that it has signed a definitive merger agreement with LVMH Moet Hennessy Louis Vuitton, the world's leading luxury products group. Under the terms of the agreement, LVMH will acquire DKI for $10.75 per share in cash, or approximately $243 million. This represents a premium of 26% over the $8.50 price initially proposed by LVMH, and a 120% premium over DKI's closing stock price on December 15, 2000, the last day before LVMH submitted its original merger proposal.

Upon closing, DKI will be combined with Gabrielle Studio Inc., the licensor of the Donna Karan trademarks, which was acquired by LVMH in January, 2001. Ms. Karan will continue to act as chief designer and retain her creative leadership in the combined entity. Ms. Karan and her husband Stephan Weiss have agreed to exchange a significant portion of their DKI shares for, and intend to purchase additional shares in, the combined entity, which shares will represent up to 14.3% of the outstanding common stock of such entity. LVMH intends to continue to operate DKI as an autonomous lifestyle company in the LVMH Fashion Group.

Donna Karan, Chairman of the Board and Chief Design Officer of Donna Karan International said, "As the co-founder of DKI, the growth and development of this Company has been my life's work. As the world's leading luxury products group, LVMH has the expertise, resources, global scale and vision to help me realize the full potential of Donna Karan New York and DKNY as worldwide luxury lifestyle brands. I have always admired LVMH and the environment it has created for designers in supporting their creativity, emphasizing their individuality, respecting their brands and providing the resources to develop global luxury businesses."

John Idol, Chief Executive Officer of Donna Karan International said, "Over the past three months, the Special Committee of the Company's Board of Directors has thoroughly reviewed all strategic options with the principal objective of maximizing value for our shareholders. This offer represents a 26% premium over the initial proposal of $8.50 and a 120% premium over the closing price on December 15, 2000, the last trading day before LVMH presented us with its original proposal. The Company stands to benefit from LVMH's valuable expertise in production and distribution, as well as its strengths in finance, marketing and real estate. We are excited to join LVMH's Fashion Group, which we expect will accelerate the growth of the Donna Karan New York and DKNY brands in both the U.S. and international markets."

The merger is expected to close in the third quarter of 2001. Consummation is subject to the approval of DKI shareholders, receipt of all necessary government approvals, and other customary conditions. Shareholders representing approximately 42% of the outstanding DKI shares, including Ms. Karan and Stephan Weiss, have entered into agreements to vote in favor of the merger.

Merrill Lynch & Co. acted as financial advisor to the Special Committee of DKI's Board of Directors and provided a fairness opinion to the Special Committee and to the Board of Directors of DKI. Goldman, Sachs & Co. acted as financial advisor to LVMH. Credit Suisse First Boston acted as financial advisor to Ms. Karan and Stephan Weiss.

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Donna Karan International Inc.

Donna Karan International Inc. is one of the leading international fashion design houses. The Company designs, contracts for the manufacture of, markets, retails, and distributes collections of men's and women's clothing, sportswear, accessories and shoes under the Donna Karan New York, DKNY, DKNY Jeans, and DKNY Active brand names. The Company also selectively has granted licenses for the manufacture and distribution of certain other products under its brand names, including beauty and beauty-related products, jeanswear, activewear, hosiery, intimate apparel, eyewear and children's apparel.

Forward-Looking Statement

Certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Wherever used, the words "expect," "plan," "anticipate," "believe," "may" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods or plans for future periods to differ materially from what is currently anticipated. Those risks include, among other things, risks and uncertainties inherent in the satisfaction of the closing conditions and the consummation of the merger, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company has no obligation to publicly update or revise any forward-looking statements made herein or elsewhere, whether as a result of new information, future events or otherwise.